Exhibit 99.1

Kayne Anderson BDC, Inc. Announces June 30, 2025 Financial Results and Declares Third Quarter 2025 Dividend of $0.40 Per Share

CHICAGO--(BUSINESS WIRE)-- Kayne Anderson BDC, Inc. (NYSE: KBDC) (“KBDC or the Company”), a business development company externally managed by its investment adviser, KA Credit Advisors, LLC, today announced its financial results for the second quarter ended June 30, 2025.

Financial Highlights for the Quarter Ended June 30, 2025

●	Net investment income of $28.7 million, or $0.40 per share;

●	Net asset value of $16.37 per share, decreased from $16.51 per share as of March 31, 2025, primarily the result of paying a special dividend in 2Q’25 of $0.10 per share and net unrealized losses on the portfolio of $0.06 which was partially offset by accretion of $0.01 on share repurchases;

●	New private credit and equity co-investment commitments of $128.7 million, fundings of $128.7 million and sales and repayments of $72.1 million, resulting in a net funded private credit and equity investment increase of $56.6 million;

●	Repayments of broadly syndicated loans of $46.5 million;

●	The Company’s Board of Directors (the “Board”) declared a regular dividend of $0.40 per share, to be paid on October 16, 2025 to stockholders of record as of September 30, 2025.

“During the second quarter when lending activity declined broadly, we were able to grow our private credit portfolio while maintaining an average spread on new investments of 540bps over SOFR”, said Ken Leonard, Co-Chief Executive Officer. “Our results, continue to highlight the strength of our platform’s value lending focus, conservative positioning with a portfolio of 98% first lien loans, and health of the portfolio with non-accruals flat quarter over quarter at 1.6% of fair value. Additionally, our net investment income of $0.40 per share, covered our regular quarterly dividend for shareholders.”

“We are encouraged by the increase in KBDC’s origination activity in the first half of the year and are confident, based on current market conditions, that we will continue to grow the portfolio over the remainder of the year to the benefit of our shareholders”, said Doug Goodwillie, Co-Chief Executive Officer. “In addition, KBDC’s significant strategic investment into SG Credit, further complements our direct lending portfolio and origination platform, while also being immediately accretive to our shareholders.”

Selected Financial Highlights

	As of
	June 30, 2025	March 31, 2025
(in thousands, expect per share data)
Investment portfolio, at fair value	$2,174,640	$2,166,770
Total assets	$2,255,991	$2,230,500
Total debt outstanding, at principal	$1,054,000	$1,015,500
Net assets	$1,157,331	$1,176,559
Net asset value per share	$16.37	$16.51
Total debt-to-equity ratio	0.91x	0.86x

	For the quarter ended
	June 30, 2025	March 31, 2025

Net investment income per share	$0.40	$0.40
Net realized and unrealized gains (losses) per share(1)	$(0.05)	$(0.09)
Earnings per share	$0.35	$0.31
Regular dividend per share	$0.40	$0.40
Special dividend per share	$0.10	$0.10

(1)	Amounts shown may not correspond for the period as it includes the effect of the timing of the distribution, shares repurchased, and the issuance of common stock.

Results of Operations

Total investment income for the quarter ended June 30, 2025 was $57.3 million, as compared to $55.2 million for the quarter ended March 31, 2025. The increase was primarily driven by rotations out of the lower yielding broadly syndicated loans into middle market loans and the full quarter impact of net additions to the portfolio during the first quarter. PIK income represented 3.6% of total interest income for the three months ended June 30, 2025. PIK income was elevated from prior quarters because year to date interest income from one of the Company’s investments was converted to PIK during the second quarter.

Net investment income for the quarter ending June 30, 2025 was $28.7 million or $0.40 per share, which was in line with the prior quarter ending March 31, 2025. Net expenses for the second quarter were $28.6 million, as compared to $26.5 million for the quarter ended March 31, 2025. The increase was primarily related to higher average borrowings on our credit facilities and the partial expiration of the base management fee waiver.

For the quarter ended June 30, 2025, the Company had a net change in unrealized losses on investments was $3.5 million. The unrealized losses for the quarter were primarily driven by negative fair value changes and quarterly amortization of original issue discounts, partially offset by new upfront fees for originations during the quarter. Additionally, the Company had $0.3 million of deferred income tax expense related to unrealized gains on equity investments in the Company’s wholly owned taxable subsidiary.

Portfolio and Investment Activity

	As of
	June 30, 2025		March 31, 2025
($ in thousands)
Investments at fair value	$2,174,640		$2,166,770
Number of portfolio companies	114		116
Average portfolio company investment size	$19,076		$18,679

Asset class:
First lien debt	98.0%		98.1%
Subordinated debt	0.8%		0.8%
Equity	1.2%		1.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$34,535		$33,322
Non-accrual investments as a percentage of debt investments at fair value	1.6%		1.6%
Number of investments on non-accrual	5		4

Interest rate type:
Percentage floating-rate	100.0%		100.0%
Percentage fixed-rate	0.0%		0.0%

Yields (at fair value):
Weighted average yield on private middle market loans	10.7%		10.8%
Weighted average yield on broadly syndicated loans	6.9%		6.9%
Weighted average yield on total debt portfolio	10.4%		10.4%

Investment activity during the quarter ended:
Gross new investment commitments	$128,675	(1)	$340,160	(2)
Principal amount of investments funded	$128,665	(1)	$294,310	(2)
Principal amount of investments sold or repaid	$(118,602	)(1)	$(113,526	)(2)
Net principal amount of investments funded	$10,063		$180,784

(1)	For the quarter ending June 30, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $46,506 of investments sold or repaid.

(2)	For the quarter ending March 31, 2025, broadly syndicated loans represent $0 of new investment commitments, $0 of investments funded and $26,916 of investments sold or repaid.

Liquidity and Capital Resources

As of June 30, 2025, the Company had $75.0 million senior unsecured notes outstanding, $979.0 million borrowed under its credit facilities and cash and cash equivalents of $44.4 million (including investments in money market funds). As of that date, the Company had $346.0 million of undrawn commitments available on its credit facilities (subject to borrowing base restrictions and other conditions).

As of June 30, 2025, the Company’s debt-to-equity ratio was 0.91x and its asset coverage ratio was 210%. The Company targets a debt-to-equity ratio of 1.0x to 1.25x (which equates to asset coverage of 200% to 180%). The Company is currently below its target but expects to continue to grow its private credit portfolio to achieve the low end of its targeted leverage in the third quarter of 2025.

Recent Developments

●	On July 15, 2025, the Company made an investment in SG Credit Partners, Inc. (along with affiliates and subsidiaries; “SG Credit”), a national credit platform focused on the lower middle market. The investment is structured as an $80 million term loan facility, a $34 million delayed draw term loan facility and a $12 million common equity investment. The interest rate on the debt investments is 11.00%, and the Company will own 22.5% of the equity of SG Credit following the investment. In addition, the Company has an option to purchase additional equity interests of SG Credit at a fixed price.

●	On August 5, 2025, the Board of Directors declared a regular dividend to common stockholders in the amount of $0.40 per share. The regular dividend of $0.40 per share will be paid on October 16, 2025, to stockholders of record as of the close of business on September 30, 2025.

●	On August 8, 2025, the Company amended its Corporate Credit Facility and increased the total commitment from $400 million to $475 million. There was no change to the interest rates or the maturity date. Amounts available for the Company to borrow under the Corporate Credit Facility are subject to compliance with a borrowing base that applies different advance rates to different types of assets that are pledged as collateral. These advance rates and customary concentration limits may vary depending on the asset coverage ratio.

Conference Call Information

KBDC will host a conference call at 10:00 am ET on Tuesday, August 12, 2025, to review its financial results. All interested parties are invited to participate using the following telephone dial-in or the webcast details:

Telephone Dial-in

●	Domestic: 800-715-9871

●	International: +1 646-307-1963

●	Conference ID: 2616610

Webcast Link

●	https://events.q4inc.com/attendee/876394598

To avoid potential delays, please join at least 10 minutes prior to the start of the earnings call. A telephone replay will also be available by dialing 800-770-2030 (domestic) and +1 609-800-9909 (international) and conference ID of 2616610. The replay will be available until August 19, 2025.

Kayne Anderson BDC, Inc.

Consolidated Statements of Assets and Liabilities

(amounts in 000’s, except share and per share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
Assets:
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $2,146,178 and $1,956,617)	$2,164,451	$1,982,947
Non-controlled, affiliated investments (amortized cost of $15,355 and $15,438, respectively)	10,189	12,196
Investments in money market funds (amortized cost of $30,367 and $48,683)	30,367	48,683
Cash	13,988	22,375
Receivable for sales of investments	14,813	-
Receivable for principal payments on investments	615	540
Interest receivable	21,329	14,965
Prepaid expenses and other assets	239	958
Total Assets	$2,255,991	$2,082,664

Liabilities:
Corporate Credit Facility	$224,000	$250,000
Unamortized Corporate Credit Facility issuance costs	(2,837)	(3,235)
Revolving Funding Facility	574,000	420,000
Unamortized Revolving Funding Facility issuance costs	(5,784)	(4,746)
Revolving Funding Facility II	181,000	113,000
Unamortized Revolving Funding Facility II issuance costs	(2,365)	(1,251)
Notes	75,000	75,000
Unamortized notes issuance costs	(541)	(643)
Shares repurchased payable	193	-
Distributions payable	28,291	28,424
Management fee payable	4,624	3,712
Incentive fee payable	4,452	-
Accrued expenses and other liabilities	18,627	15,236
Accrued excise tax expense	-	825
Total Liabilities	$1,098,660	$896,322

Commitments and contingencies

Net Assets:
Common Shares, $0.001 par value; 100,000,000 shares authorized; 70,714,990 and 71,059,689 as of June 30, 2025 and December 31, 2024, respectively, issued and outstanding	$71	$71
Additional paid-in capital	1,147,270	1,152,396
Total distributable earnings (deficit)	9,990	33,875
Total Net Assets	$1,157,331	$1,186,342
Total Liabilities and Net Assets	$2,255,991	$2,082,664
Net Asset Value Per Common Share	$16.37	$16.70

Kayne Anderson BDC, Inc.

Consolidated Statements of Operations

(amounts in 000’s, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Income:
Investment income from investments:
Interest income from non-controlled, non-affiliated investments	$57,120	$51,991	$112,134	$98,228
Dividend income	178	462	409	719
Total Investment Income	57,298	52,453	112,543	98,947

Expenses:
Management fees	5,412	4,251	10,543	7,773
Incentive fees	4,452	4,109	8,942	6,740
Interest expense	18,384	13,239	35,509	28,895
Professional fees	368	375	713	639
Directors fees	158	158	316	305
Excise tax expense (benefit)	-	-	(43)	-
Other general and administrative expenses	603	508	1,184	979
Total Expenses	29,377	22,640	57,164	45,331
Less: Management fee waiver	(788)	(471)	(2,071)	(471)
Less: Incentive fee waiver	-	(4,109)	-	(4,109)
Net Expenses	28,589	18,060	55,093	40,751
Net Investment Income (Loss)	28,709	34,393	57,450	58,196

Realized and unrealized gains (losses) on investments
Net realized gains (losses):
Non-controlled, non-affiliated investments	(10)	(138)	556	(138)
Total net realized gains (losses)	(10)	(138)	556	(138)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	(1,564)	(3,075)	(8,057)	877
Non-controlled, affiliated investments	(1,907)	-	(1,925)	-
Total net change in unrealized gains (losses)	(3,471)	(3,075)	(9,982)	877
Total realized and unrealized gains (losses)	(3,481)	(3,213)	(9,426)	739
Income tax (expense) benefit on unrealized appreciation/depreciation on investments	(318)	-	(899)	-
Net Increase in Net Assets Resulting from Operations	$24,910	$31,180	$47,125	$58,935
Per Common Share Data:
Basic and diluted net investment income per common share	$0.40	$0.51	$0.81	$1.03
Basic and diluted net increase in net assets resulting from operations	$0.35	$0.46	$0.66	$1.05
Weighted Average Common Shares Outstanding - Basic and Diluted	70,901,688	67,426,904	71,067,266	56,386,161

About Kayne Anderson BDC, Inc.

Kayne Anderson BDC, Inc. is a business development company (“BDC”) that invests primarily in first lien senior secured loans, with a secondary focus on unitranche and split-lien loans to middle market companies. KBDC is externally managed by its investment adviser, KA Credit Advisors, LLC, an indirect controlled subsidiary of Kayne Anderson Capital Advisors, L.P., a prominent alternative investment management firm. KBDC has elected to be regulated as a BDC under the Investment Company Act of 1940, as amended (“1940 Act”). KBDC’s investment objective is to generate current income and, to a lesser extent, capital appreciation. For more information, please visit www.kaynebdc.com.

Forward-looking Statements

This press release may contain “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about KBDC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond KBDC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in KBDC’s filings with the SEC. All forward-looking statements speak only as of the date of this press release. KBDC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Contacts:

Investor Relations

kaynebdc@kaynecapital.com